Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-253947) on Form S-1 of Agiliti, Inc. of our report dated March 19, 2021, with respect to the consolidated financial statements of Northfield Medical, Inc., which report appears in the Form 8-K of Agiliti, Inc. dated May 18, 2021.

/s/ KPMG LLP

Minneapolis, Minnesota

May 18, 2021